Schedule A

to

Investment Advisory Agreement

of

JPMorgan Trust IV

Advisory Fee Rates

(amended as of August 11, 2022)

Name	Fee Rate
JPMorgan Core Focus SMA Fund	N/A
JPMorgan Emerging Markets Research Enhanced Equity Fund	0.25%
JPMorgan Equity Premium Income Fund	0.25%
JPMorgan Hedged Equity 2 Fund[1]	0.25%
JPMorgan Hedged Equity 3 Fund[1]	0.25%
JPMorgan International Hedged Equity Fund	0.60%
JPMorgan Institutional Tax Free Money Market Fund	0.08%
JPMorgan Macro Opportunities Fund[2]	0.60%
JPMorgan Municipal SMA Fund	N/A
JPMorgan Preferred and Income Securities Fund[3]	0.50%
JPMorgan Securities Lending Money Market Fund	0.08%
JPMorgan SmartRetirement 2065 Fund[4]	0.00%
JPMorgan SmartRetirement Blend 2015 Fund	0.15%
JPMorgan SmartRetirement Blend 2065 Fund[4]	0.15%
JPMorgan Ultra Short Municipal Fund	0.15%

[1]	Initial term continues until October 31, 2022
[2]	To liquidate on or about October 13, 2022.
[3]	Initial term continues until October 31, 2023.
[4]	Initial term continues until October 31, 2024.

*         *         *         *         *

JPMORGAN TRUST IV	J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	By:

Name:	Name:

Title:	Title: